Exhibit 10.46

DIRECTOR COMPENSATION

     Directors not employed by Seabulk International, Inc. (the “Company”) are paid an annual retainer of $24,000 plus $1,500 per Board meeting and $1,000 per Committee meeting ($750 and $500, respectively, if telephonic) attended. They are reimbursed by the Company for reasonable out-of-pocket expenses incurred for attendance at such meetings in accordance with Company policy. All non-employee Committee chairmen are also paid an annual retainer of $5,000.

     Under the Stock Option Plan for Directors, each non-employee director is granted annual stock options exercisable for 4,000 shares on every Annual Meeting date. The Chairman of the Board of Directors, if a non-employee, is entitled to receive annual stock options for 8,000 shares. In 2004, each non-employee director was granted options to purchase 4,000 shares. In his initial year, a director is granted options to purchase 10,000 shares on the date of the Annual Meeting. All director options vest on the anniversary of each grant.